EXHIBIT 99.2
HORIZON OFFSHORE ANNOUNCES INTERNAL INVESTIGATION
HOUSTON—(May 3, 2006)—Horizon Offshore, Inc. (HRZO.OB) announced today that as a result of an internal review conducted by the Company, the Company’s management has become aware of the possibility that one of its subsidiaries authorized an improper payment to a customs official in a Latin American country in the approximate amount of $35,000 in connection with the importation of construction equipment. As a result, the Audit Committee of the Board of Directors of the Company has engaged outside counsel to conduct an investigation to determine whether any improper payment was actually made, as well as whether there are any deficiencies in the Company’s internal controls and procedures with respect to the oversight and record keeping. The Company has notified the Securities and Exchange Commission of this matter and of its internal investigation. The Company is fully cooperating with the Securities and Exchange Commission.
The authorization of payment raises questions concerning whether there has been a violation of the Foreign Corrupt Practices Act (FCPA), including whether the payment was accurately reflected on the Company’s books and records. In response to the discovery, the Company has instituted disciplinary action against several employees.
“Horizon takes this matter very seriously and will not tolerate improper conduct at any level. We are working as quickly as possible to complete our internal investigation, and intend to cooperate fully with the SEC to ensure an expeditious resolution of this matter,” said David W. Sharp, President and Chief Executive Officer of Horizon Offshore, Inc.
About Horizon Offshore, Inc.
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s reliance on sufficient cash flow from operations and external sources of financing to meet its debt obligations and capital requirements; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Ronald Mogel (713) 243- 2753 Horizon Offshore, Inc.